Exhibit 10.1

LINE OF CREDIT AGREEMENT

Borrower: Alternative Investment Corp.	Lender: Alternative Strategy Partners

Ceiling Amount: $1,000,000.00	Date of Note: August 8, 2019

Alternative Strategy Partners Pte Ltd, a Singaporean corporation with a principal place of business at 10 Collyer Quay Level 40 #40-53, Ocean Financial Centre, Singapore 049315 (together with its successors and assigns, the “Lender”) commits itself, subject to the terms of this Agreement (the “Agreement”) to make advances (“Advances”) available to Alternative Investment Corporation, a Nevada corporation with a principal place of business at 150 East 52nd Street, Suite 1102, New York, NY 10022 (the “Borrower”), in such amounts as Borrower may request, and the Borrower agrees to accept and repay Lender the Advances, with interest thereon at the Rate of Interest as defined herein, in accordance with the terms hereof. In no event shall the total Advances outstanding at any one time exceed the aggregate principal amount of One Million and 00/100 Dollars ($1,000,000.00) (the “Ceiling Amount”).

The Borrower may borrow up to the Ceiling Amount in full or in part, repay in full or in part, and reborrow in accordance with the terms of this Agreement. In no event shall the total Advances outstanding at any one time exceed the Ceiling Amount as it may vary during various times of the year. Advances in excess of the Ceiling Amount are “Overadvances.”

This Line of Credit and all amendments, extensions and replacements hereof is secured by all business assets of Borrower pursuant to a Security Agreement dated on or about even date herewith.

Lender’s commitment shall expire on the first to occur of the following: (a) the occurrence of an Event of Default as defined herein, or (c) the Maturity Date set forth below.

In consideration of this commitment by Lender, the Borrower agrees with the Lender as follows:

1.              EXPIRATION DATE / MATURITY. The availability of Advances hereunder shall terminate and expire and this Agreement shall mature on December 31, 2024 (the “Maturity Date”). Therefore, unless sooner accelerated or renewed, the entire principal balance hereof (including costs and late fees), together with all interest thereon, shall be due and payable to Lender on said date without further notice or demand. If the Maturity Date is a day other than a business day of the Lender, the maturity hereof shall be extended to the next succeeding business day, and interest shall be payable with respect to such extension. The Maturity Date may be extended for successive periods at the Lender’s sole discretion following its review of credit, pricing and all other underwriting criteria deemed appropriate by Lender. Each successive renewal shall modify the Maturity Date, and the term “Maturity Date” shall mean such extended date. Renewal may be accomplished only by letter agreement or similar instrument signed by an officer of Lender.

2.              RATE OF INTEREST. For each day any principal amount due hereunder shall remain outstanding and unpaid under this credit facility, interest shall accrue thereon for a maximum of 8% per annum, unless the maturity date is reached.

d.       DEFAULT / POST JUDGMENT INTEREST RATE. The Lender shall have the right to charge interest on the unpaid principal balance hereof at an interest rate of ten percent (10.0%) per annum in excess of the Rate of Interest otherwise payable as provided herein for any period during which the Borrower shall be in default under any material provision hereof or there shall be a default under any other document guarantying, governing or securing this Note. The Rate of Interest as set forth herein shall apply following entry of any judgment hereon notwithstanding any otherwise applicable statutory rate.

3.              PAYMENT. All payments shall be made by Borrower to Lender at its principal office in New York, NY in immediately available funds.

4.              BALANCE FORWARD. The Line of Credit and the provisions of this Agreement are applicable retroactively to any promissory note which the Borrower and Lender may have signed preceding the date of this Agreement. To date, the Line of Credit includes a balance forward of $277,423.13 (principal only), leaving a remaining Line of Credit of $722,576.87 as of the date of this Agreement.

5.              NO PREPAYMENT PREMIUM. Borrower may pay all or any portion of the amount due hereunder at any time without premium. Early payments will not, unless otherwise agreed by Lender in writing, relieve Borrower of its obligation to continue to make payments of accrued, unpaid interest. Rather, early payments will reduce the principal balance due.

6.              LINE OF CREDIT. Borrower hereby requests and authorizes the Lender to make Advances to Borrower during the term hereof, and in connection with each Advance to: (a) reduce the funds available hereunder by, and credit to the Borrower’s demand deposit account (or such other account as agreed upon by the parties) with the Lender, the proceeds of Advances hereunder requested by the Borrower pursuant to request form(s) satisfactory to and received by the Lender or at the option of Lender by telephone call by Borrower’s duly authorized representative; (b) enter into the records maintained by the Lender with respect to each Advance, all interest accruals, payments, other charges or items arising hereunder or otherwise properly chargeable or creditable to the Borrower’s account in accordance with generally accepted accounting principles or Lender’s standard bank policies, practices and fee schedules as they may be amended from time to time; and (c) render to Borrower a monthly statement of interest and the then outstanding principal balance due hereunder. Each such statement shall be considered accepted by and conclusively binding upon Borrower unless Borrower gives Lender written notice of exceptions within sixty (60) days of the receipt of said statement by Borrower.

This Agreement evidences a revolving line of credit. Upon duly authorized written request from Borrower, Lender may, but is not obligated to, make Advances under this Agreement pursuant to oral requests by Borrower. In such case, Lender reserves the right to require Borrower to confirm all oral requests in writing on the day of the request. All communications, instructions, or directions by telephone or otherwise to Lender are to be directed to Lender’s office shown above. The following person is currently authorized to request Advances and authorize payments under the line of credit until Lender receives from Borrower, at Lender’s address shown above, written notice of revocation of his authority: Michael Brigham. Borrower agrees to be liable for all sums either (A) advanced in accordance with the instructions of an authorized person or (B) credited to any of Borrower’s accounts with Lender. The unpaid principal balance owing hereunder at any time may be evidenced by endorsements on this Agreement or any schedules attached hereto or by Lender’s internal records, including daily computer print-outs.

Lender will have no obligation to advance funds under this Agreement if: (A) an Event of Default has occurred and is continuing, or (B) an event has occurred which with the passage of time or giving of notice if left uncured would constitute an Event of Default hereunder.

7.              WAIVE JURY. Borrower hereby expressly and voluntarily waives any and all rights, whether arising under the United States or Maine Constitution, any Rules of Civil Procedure, common law or otherwise, to demand a trial by jury in any action, suit, proceeding or counterclaim involving Lender as to any matter, claim or cause of action whatsoever arising out of or in any way related to this Agreement or any loan with Lender or any of the transactions contemplated between the parties.

8.              GOVERNING LAW. This Agreement is being executed by the parties, delivered by Borrower and accepted by Lender in New York, NY and shall be governed by and construed in accordance with the laws of the State of New York to the maximum extent the parties may so lawfully agree. Borrower hereby submits to the jurisdiction of any state or federal court located within the State of New York, to the jurisdiction of any state, federal or other court of the United States of America, the State of New York, or any other state, district, commonwealth, territory, county, province, or country in which assets owned by Borrower are or may be located (including jointly with others). Notwithstanding any provision herein or in any instrument now or hereafter securing this Agreement, the total liability for payments in the nature of interest shall not exceed the limits imposed by the usury laws of said State.

9.              DISHONERED ITEM FEE. Borrower will pay a fee to Lender of $50.00 if Borrower makes a payment under this Agreement and the check or preauthorized charge with which Borrower pays is later dishonored.

10.              SUCCESSOR INTERESTS. The terms of this Agreement shall be binding upon Borrower, and upon Borrower’s successors and assigns, and shall inure to the benefit of Lender and its successors and assigns.

11.              GENERAL PROVISIONS. Lender may delay or forgo enforcing any of its rights or remedies under this Agreement without losing them. Borrower and any other person who signs, guarantees, or endorses this Agreement, to the extent allowed by law, waive presentment, demand for payment, and notice of dishonor. Upon any changes in the terms of this Agreement, and unless otherwise expressly stated in writing, no party who signs this Agreement or any guaranty or security agreement of any kind, whether as maker, guarantor, accommodation maker or endorser, shall be released from liability. All such parties agree that Lender may renew or extend repeatedly and for any length of time this Agreement or release any party or guarantor or collateral without thereby releasing Borrower or any guarantor from liability hereunder. Neither Borrower nor any guarantor will be released from liability hereunder if Lender fails to realize upon or perfect Lender’s security interest in any collateral, releases any obligor, guarantor or collateral, extends, renews or modifies the terms hereof or otherwise takes any action deemed necessary by Lender with or without the consent of or notice to anyone and even over objection. All such parties also agree that Lender may modify this loan without the consent of or notice to anyone other than the party with whom the modification is made. The obligations under this Agreement are joint and several. In the event any provision of this Agreement shall be determined by a court of competent jurisdiction to be invalid or unenforceable, said provision shall be deemed to be deleted and this Agreement modified accordingly and in such manner as to give effect to all other provisions hereof to the maximum extent possible with only the invalid or unenforceable provisions removed.

This Agreement and each Advance hereunder are for a business, commercial or agricultural purpose and not for a personal, consumer or household purpose.

Whenever notice, demand or a request may properly be given to Borrower under this Agreement, the same shall always be sufficient if in writing and deposited in the United States mails, certified mail, postage prepaid, return receipt requested, addressed to Borrower either at the address given in this Agreement as Borrower’s address, or the business address given in writing to Lender hereof by Borrower more than thirty (30) days prior to the date Lender sends Borrower the notice in question. Any notice, demand or request hereunder shall be treated as having been given two (2) business days after deposit in the United States mails, by certified or registered mail, postage prepaid, and return receipt requested, or upon the date of hand delivery if delivered on a business day.

In witness hereof the parties hereto have EXECUTED THIS AGREEMENT AS A SEALED INSTRUMENT, as of the day and year first above written.

Alternative Investment Corporation, Borrower

By:	/s/ Antonio Treminio
Antonio Treminio
Chief Executive Officer & Director

Alternative Strategy Partners Pte Ltd, Lender

By:	/s/ Yuhi Horiguchi
Yuhi Horiguchi
Chief Executive Officer & Director